Exhibit 10.7

TERM SHEET
BETWEEN EMABRR DOWNS AND SC CAPITAL
October 27, 2013

This Term Sheet summarizes the principal terms of the Line of Credit Financing Between Embarr Downs (the “Company”) and SC Capital (the “Investor”).  No legally binding obligations will be created until definitive agreements are executed and delivered by all parties.  This Term Sheet is not a commitment to invest, and is conditioned on the completion of due diligence, legal review and documentation that is satisfactory to the Investors.  This Term Sheet shall be governed in all respects by the laws of  California.

Offering Terms

Closing Date:	As soon as practicable following the Investor and Company’s acceptance of this Term Sheet and satisfaction of the Conditions to Closing (the “Closing”). However, no later than December 31, 2013.

Line of Credit Size:	Up to $200,000

Interest Rate:	Nine Percent (9%) per annum.

Maturity Date:	August 31, 2015

Loan Repayment:
The Loan shall bear a maturity on august 31, 2015. Until such date, the loan will be subject to interest only payments with payments being made on the 15th of each month for the preceeding month;s interest payments.

Use of Proceeds;	To acquire thoroughbreds and the associated costs to maintaining the thoroughbreds

Collateral:	Investor shall be entitled to file a UCC secured position against any and all of the Company’s thoroughbred as security for this Line of Credit

Guarantees:	This Line of Credit shall be personally guaranteed by the Company’s CEO, Joseph Wade.

Expiration:	This Term Sheet expires on October 31, 2013 if not accepted by the Company by that date.

EXECUTED this 27th day of October, 2013.

Company:	/s/ Joseph Wade Its: President/CEO	Investor:	/s/ Valerie Baugher Its: President